EXHIBIT 99.1

Cleveland BioLabs Reports Third Quarter 2012 Financial Results and Development Progress

BUFFALO, N.Y., Nov. 8, 2012 (GLOBE NEWSWIRE) -- Cleveland BioLabs, Inc. (Nasdaq:CBLI) today reported financial results and development progress for the third quarter and nine months ended September 30, 2012.

Cleveland BioLabs reported a net loss attributable to its common stockholders for the third quarter of 2012 of approximately $10.9 million, or $0.30 per share of common stock, as compared to net loss attributable to its common stockholders of approximately $2.7 million, or $0.08 per share of common stock, for the third quarter of 2011. Cleveland BioLabs reported a net loss attributable to its common shareholders for the nine-month period in 2012 of approximately $21.3 million, or $0.60 per share of common stock, as compared to net income attributable to its common shareholders of approximately $3.2 million, or $0.10 per share of common stock, for the nine-month period in 2011. In both periods the additional loss is due largely to the increased non-cash cost associated with mark-to-market warrant liabilities.

At September 30, 2012, the Company had approximately $19.1 million in cash, cash equivalents and short-term investments. On October 24, 2012, the Company closed an underwritten public offering of 7,500,000 units at a price to the public of $2.00 per unit.  Including the estimated net proceeds from the Offering of $13.8 million along with the $19.1 million of total financial resources as of September 30, 2012, the Company's financial resources as of September 30, 2012 would have been approximately $32.9 million.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, "We have made considerable progress over the past few months. Our meetings and correspondence with the U.S. Food and Drug Administration (FDA) have resulted in several agreements and further guidance regarding the remaining development steps required to file a Biologics License Application (BLA) for Entolimod™ as a radiation countermeasure. The achievement of these clarifications has enabled us to secure additional funding or redirect current funding to support critical path development activities from the Defense Threat Reduction Agency (DTRA) and Chemical Biological Medical Systems (CBMS) divisions of the Department of Defense (DoD) and proceed with submission of a development proposal to the Biomedical Advanced Research and Development Authority of the Department of Health and Human Services (BARDA)."

Operational Highlights

Enrollment of the Entolimod™ (previously known as CBLB502) advanced cancer trial at Roswell Park Cancer Institute continues. To date, no serious adverse events have been reported.

The Company received a $770,442 increase under its existing contract with DTRA that was initially awarded on January 10, 2011 for development of Entolimod™ as a radiation countermeasure.  The Company also received a modification allowing approximately $1.5 million of development funding under its existing contract with CBMS that was initially awarded on September 16, 2010 to be refocused to support critical path studies for development of Entolimod™ as a radiation countermeasure.

Incuron, LLC, one of Cleveland BioLabs' majority-owned subsidiaries, announced that the first patient was dosed in a Phase 1, single agent, dose escalation study of the oral formulation of CBL0137 in subjects with advanced solid tumors that are resistant or refractory to standard of care treatment. The Incuron team continues to move forward with development of the i.v. formulation of CBL0137 and is on track to complete remaining preclinical steps necessary to file an IND with the FDA in early 2013.

Incuron's ongoing Phase I single-dose ascending trial of CBLC102 in refractory advanced cancer patients with liver metastases continues to recruit its sixth cohort in the dose ascension arm, which will be followed by an efficacy arm. Incuron recently announced that CBL0102 has been granted Orphan Drug status by the FDA for treatment of hepatocellular carcinoma.

Panacela Labs continued toxicology work in Russia for its five pipeline candidates with a view towards potential IND filings.

Further Financial Highlights

Third Quarter Results

Revenues for the third quarter of 2012 decreased to approximately $0.2 million from approximately $3.8 million for the same period in 2011, primarily due to decreases in research sponsored by the DoD, BARDA and a NY State/RPCI Sponsored Research Agreement.

Research and development expense decreased to approximately $4.8 million as compared to approximately $6.5 million for the third quarter of 2011. This decrease primarily reflected a reduction of expenses related to development of Entolimod™ as a radiation countermeasure.  These decreases were partially offset by an increase in research and development related to Panacela Compounds and Curaxins.

General and Administrative (G&A) expense decreased to approximately $3.2 million for the quarter from approximately $4.2 million in the third quarter of 2011. This decrease was primarily attributable to a reduction for a non-cash charge of approximately $1.2 million for the period last year related to a change in estimates for patents costs.

Nine-Month Results

Revenue for the nine months ended September 30, 2012 decreased to approximately $1.4 million from approximately $6.8 million for the nine months ended September 30, 2011 primarily due to decreases in research sponsored by the DoD, BARDA and a NY State/RPCI Sponsored Research Agreement.

Research and development expense for the nine-month period of 2012 decreased to approximately $16.9 million for 2012 from approximately $17.4 million for the period in 2011. This decrease primarily reflected a reduction of expenses related to development of Entolimod™ as a radiation countermeasure.  These decreases were partially offset by an increase in research and development related to Panacela Compounds and Curaxins.

G&A expense for the nine-month period of 2012 increased to approximately $9.0 million from approximately $8.1 million for the same period in 2011. This increase was primarily attributable to an increase in G&A costs associated with subsidiaries that were not active in the same period in 2011 and increases in business development expenses.

As of September 30, 2012, Cleveland BioLabs had approximately 35.9 million shares of common stock outstanding.

Conference Call Information

Management will host a conference call at 10:00 a.m. ET today to provide updates and address investor questions regarding general business developments. Interested parties may participate by dialing 877-407-9205 (US) or 201-689-8054 (International) approximately five to ten minutes before the call start time. A live webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com. A replay of the call will be available starting on November 8, 2012, at 1:00 p.m. ET through February 8, 2013, at 11:59 p.m. ET. Interested parties may access the replay by dialing 877-660-6853 (US) or 201-612-7415 (International) and entering conference ID number 402548. An archived webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is a clinical-stage biotechnology company leveraging a deep mechanistic understanding of the cell death process, apoptosis, to develop a robust pipeline of compounds primarily focused on oncology applications and mitigation of radiation injury. The Company's lead compound is being developed as both a radiation countermeasure and a cancer treatment. The Company has two operating subsidiaries, Incuron, LLC, and Panacela Labs, Inc., and strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, the Children's Cancer Institute Australia and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

The Cleveland BioLabs, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11668

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

These factors include, among others, the Company's history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; the Company's need for substantial additional financing to meet its business objectives; the potential for the loss of funding from the Company's R&D grants and contracts and its ability to win additional funding under such grants and contracts; the Company's failure to successfully and timely develop new products; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company's inability to obtain regulatory approval in a timely manner or at all; the Company's collaborative relationships and the financial risks related thereto; the Company's ability to comply with its obligations under license agreements; the potential for significant product liability claims; and the Company's ability to comply with various safety, environmental and other governmental regulations. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the "Risk Factors" and "Forward-Looking Statements" described in the Company's periodic filings with the Securities and Exchange Commission.

Contact:
Rachel Levine, Director Investor Relations & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 12,188,573	$ 22,872,589
Short-term investments	6,954,820	5,520,000
Accounts receivable	82,035	1,740,629
Other current assets	1,321,196	876,889
Total current assets	20,546,624	31,010,107

Equipment, net	1,084,290	1,084,204
Other long-term assets	35,431	32,490

Total assets	$ 21,666,345	$ 32,126,801

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 440,520	$ 909,144
Accrued expenses	3,613,069	1,686,202
Accrued warrant liability	3,844,428	--
Current portion of capital lease obligation	7,446,708	7,285,959
Total current liabilities	69,172	--
	15,413,897	9,881,305
Noncurrent portion of capital lease obligation
	116,490	--
Commitments and contingencies
	--	--
Total liabilities
	15,530,387	9,881,305
Stockholders' equity:
Total Cleveland BioLabs, Inc. stockholders' equity
Noncontrolling interest in stockholders' equity	(8,863,449)	9,060,672
Total stockholders' equity	14,999,407	13,184,824
	6,135,958	22,245,496
Total liabilities and stockholders' equity
	$ 21,666,345	$ 32,126,801

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months ended September 30,		Nine Months ended September 30,
	2012	2011	2012	2011
Revenues:
Grants and contracts	$ 219,575	$ 3,801,267	$ 1,409,209	$ 6,844,298

Operating expenses:
Research and development	4,841,324	6,522,904	16,920,400	17,441,031
General and administrative	3,219,792	4,239,687	8,973,949	8,104,340
Total operating expenses	8,061,116	10,762,591	25,894,349	25,545,371

Loss from operations	(7,841,541)	(6,961,324)	(24,485,140)	(18,701,073)

Other income (expense):
Interest and other income	228,580	52,776	354,473	158,106
Foreign exchange gain (loss)	(278,940)	36,555	(330,024)	(45,257)
Change in value of warrant liability	(4,423,775)	3,993,439	(160,749)	21,094,452
Total other income (expense)	(4,474,135)	4,082,770	(136,300)	21,207,301

Net loss	(12,315,676)	(2,878,554)	(24,621,440)	2,506,228

Net loss attributable to noncontrolling interests	1,437,840	187,213	3,277,774	671,596

Net loss attributable to Cleveland BioLabs, Inc.	$ (10,877,836)	$ (2,691,341)	$ (21,343,666)	$ 3,177,824

Net loss available to common stockholders per share of common stock, basic	$ (0.30)	$ (0.08)	$ (0.60)	$ 0.10

Net loss available to common stockholders per share of common stock, diluted	$ (0.30)	$ (0.08)	$ (0.60)	$ 0.09

Weighted average number of shares used in calculating net loss per share, basic	35,879,245	35,447,032	35,761,260	31,553,562

Weighted average number of shares used in calculating net loss per share, diluted	35,879,245	35,447,032	35,761,260	36,802,952

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2012	2011

Cash flows from operating activities	$ (15,455,211)	$ (10,609,458)
Cash flows from investing activities	(1,492,244)	(722,830)
Cash flows from financing activities	5,858,953	25,764,102
Effect of exchange rate change on cash and equivalents	404,486	(90,314)

(Decrease) Increase in cash and cash equivalents	(10,684,016)	14,341,500

Cash and cash equivalents at beginning of period	22,872,589	10,918,537

Cash and cash equivalents at end of period	$ 12,188,573	$ 25,260,037